Exhibit 10.19

SEPARATION AGREEMENT

THIS AGREEMENT IS ENTERED INTO ON MARCH 24, 2004, by and between John C. Campanelli (“Executive”) and R.R. Donnelley & Sons Company, its subsidiaries, affiliates, predecessors, successors and assigns (the “Company”) in connection with Executive’s termination of employment with the Company.

IN CONSIDERATION OF the payments, obligations and promises set forth in this agreement (the “Separation Agreement”), Executive and the Company agree as follows:

1. Executive’s employment with the Company shall end effective March 31, 2004 (the “Final Separation Date”). Executive will be relieved of the duties as President, Donnelley Print Solutions of the Company effective as of March 1, 2004. Executive’s last day in office will be March 1, 2004. However, during the period from March 1, 2004 through the Final Separation Date, Executive will continue to be employed by the Company and provide consultative service as requested by the Company at mutually agreeable times involving no unreasonable delays. During this period, the Company will pay Executive the base salary and provide benefits at the same levels as they exist as of the date hereof.

2. Executive represents and agrees that as of the date hereof Executive is in compliance with, not aware of any material violations of, and will comply with any continuing obligations under all Company policies and covenants provided in this Separation Agreement, including, but not limited to those provided in paragraphs 6, 7, 11, 13, and 16.

3. Pursuant to the Company’s reasonable request, Executive agrees to fully cooperate with the Company in connection with any investigations, inquiries, actions, suits, claims or proceedings involving the Company. The Company agrees to reimburse Executive for reasonable expenses, necessarily incurred, and to compensate Executive for his time at a reasonable rate, as a result of Executive’s participation under this paragraph.

4. Executive does hereby formally resign as of March 1, 2004 from all of Executive’s appointments, offices and directorships with the Company including President, Donnelley Print Solutions. Executive further agrees to fully cooperate and resign from any other Company appointments, offices and directorships, if any, including promptly executing any documents necessary to effect these resignations.

5. Executive agrees to return to the Company within five days of the date hereof, all Company documents, files, electronic information, equipment, and other property currently in Executive’s possession. Executive will also agree promptly to transfer to the Company any and all subscriptions, season tickets and memberships currently in Executive’s name which are paid for by the Company.

6. Executive agrees that the confidentiality obligations set forth in the Company’s policies shall continue in full force and effect from and after the date hereof, and Executive further agrees that from and after the date hereof, Executive will not disclose any confidential information regarding the Company to any third party or otherwise discuss the Company’s business, operations, affairs or prospects with any third party without the written consent of the Company, which may be withheld by the Company in the Company’s sole and absolute discretion.

7. Executive agrees that through the Final Separation Date and for eighteen (18) months after the Final Separation Date, Executive will not (i) accept a position with, or provide material services to, an entity that competes with a portion of the Company’s business representing more than $25 million of the Company’s revenues on the Final Separation Date, (ii) solicit or hire, or assist others in the solicitation or hiring of, the Company’s employees, or (iii) interfere with the Company’s business relationships with any material customers or suppliers. Notwithstanding the above, with the company’s written consent, which consent will not be unreasonably withheld, Executive may accept employment with a company that is, at any time during the above-referenced eighteen (18) month period, engaged in a non-print-related logistics business, such as Federal Express, United Parcel Service, Deutsche Post, provided that Executive’s services for such companies do not relate to a print-related logistics business.

8. In consideration for signing and returning both (i) the Separation Agreement, and (ii) the Updated Release attached hereto as Annex A no earlier than the Final Separation Date, and not revoking either document within the applicable revocation periods, and provided that Executive is in compliance with all of the terms of and conditions of the Separation Agreement and has not breached Executive’s obligations hereunder, Executive will receive the following separation benefits:

a. Severance Pay. Executive will receive $58,437.50 per month for eighteen (18) months following the Final Separation Date (the “Severance Period”). Of this amount, $8,173.08 per week for thirty-five (35) weeks represents “Regular Separation Pay” under the terms of the RR Donnelley Separation Pay Plan (“Separation Plan”). For more information as to the determination of your Regular Separation Pay, please see the Separation Plan’s Summary Plan Description (“SPD”), a copy of which is included with these materials. Notwithstanding the foregoing, Executive will be entitled to 25% of his Regular Separation Pay even if Executive fails to sign either (i) the Separation Agreement, or (ii) the Updated Release, or signs both documents but revokes either or both of the documents within the applicable revocation periods;

b. Special Severance Payment. Executive will receive a single lump-sum special severance payment in the amount of $240,000.00;

c. Special Payment. Executive will receive a single lump-sum payment in the amount of $206,087.00, which represents an amount that is roughly equivalent to the pro-rata amount that Executive would have accrued under the Company’s 3-year Long Term Incentive Compensation Plan;

d. Payment Under Non-Qualified Deferred Compensation Plan. Executive will receive a single lump-sum payment in the amount of $71,702.98, which represents all amounts accrued in the Company’s Non-Qualified Deferred Compensation Plan;

e. COBRA Subsidy. The Company will subsidize Executive’s health care continuation benefits, for Executive and any eligible dependents that were covered during his employment, for a twelve (12) month period determined in accordance with the terms of the Separation Plan. The details of the COBRA subsidy are discussed at length in the included Separation Plan SPD;

f. Financial Planning Account. Executive will be entitled to utilize the amount currently accrued in the Company’s Financial Planning Account ($47,437.95) for purposes authorized under the Financial Planning Account plan only, provided that such services are incurred during the 18 month Severance Period;

g. Outplacement Services. Executive shall be entitled to up to $15,000 of outplacement services utilized by Executive from an outplacement service provider of Executive’s choice, provided that such services are utilized within the 18 month Severance Period;

h. Supplemental Life and Disability Insurance. The Company shall, to the extent permitted by the insurer, reimburse Executive for premium payments relating to each of Executive’s supplemental life and disability insurance policies that the Company previously reimbursed Executive, and shall continue to so reimburse Executive for such premium payments that become due on or before December 31, 2004.

9. Executive will receive a lump sum payment in lieu of any accrued but unused vacations days as of the Final Separation Date whether or not the Separation Agreement becomes effective.

10. All payments made pursuant to this Separation Agreement shall be reduced by applicable tax withholdings. All periodic payments made under this Separation Agreement shall be paid on or about the 20th day of each month by automatic direct deposit into an account designated by Executive. Such periodic payments shall commence on April 20, 2004. All lump-sum payments made under this Separation Agreement shall be paid within 5 days after the Effective Date of the attached Updated Release. In the event Executive dies before all payments under this Separation Agreement are made, all remaining payments shall be made to Executive’s estate.

11. Executive agrees for himself and others acting on his behalf, that he (and they) have not and will not disparage, make negative statements about or act in any manner which is intended to or does damage to the good will of, or the business or personal reputations of the Company or any of their incumbent or former officers, directors, agents, consultants, employees, successors and assigns. Executive agrees that he shall refer all requests for employment references to Andrew Panega, Senior Vice President of Human Resources, and that Mr. Panega shall provide only neutral information including your dates of employment, your last job title, last salary, and your employee benefits.

Mr. Panega (or his successor or designee) shall be the sole individual who is authorized to speak on behalf of the Company with respect to Executive.

12. For and in consideration of the payments, benefits and other things of value to be provided pursuant to this Separation Agreement, Executive agrees, knowingly and voluntarily, to release and forever discharge the Company and the current and former shareholders, employees, officers, directors, consultants, representatives and agents thereof, of and from any and all claims, liabilities, demands or causes of action known and unknown, that Executive has, ever had or could have had as of the date hereof, arising out of or in any way connected with or related to this Separation Agreement, Executive’s employment by the Company or the cessation of Executive’s employment (this “Release”). This total and unlimited release includes, but is not limited to, any claims based on any local, state or federal statute, or other regulations or laws (including common law):

•	Relating to bias based on Executive’s age, sex, religion, religious creed, citizenship, color, race, ancestry, national origin, veteran, familial or marital status, sexual orientation or preference, genetic predisposition or carrier status, physical or mental disability or past or present history of the same or any other form of discrimination, harassment or retaliation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”)), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Illinois Human Rights Act, the Illinois Equal Pay laws, the Cook County Human Rights Ordinance, and the Chicago Human Rights Ordinance;

•	Relating to the Worker Adjustment and Retraining Notification Act (“WARN”);

•	Any claim under the Family and Medical Leave Act;

•	For wrongful discharge, harassment or retaliation;

•	Relating to any implied or express contract (whether oral or written);

•	For intentional or negligent infliction of emotional harm, defamation or any other tort;

•	For fraud or conversion;

•	In connection with continuation of sponsored health benefits; and

•	For costs, fees or other expenses including attorneys’ fees and disbursements.

This Separation Agreement does not waive or otherwise impair any rights that Executive may have under the terms of any health or welfare plan maintained by the Company or any vested rights under any tax-qualified retirement plan. Executive’s severance benefits will be limited to those described in this Separation Agreement, and except as otherwise provided herein, Executive’s participation in any Company-sponsored employee benefit plan shall cease as of the Final Separation Date.

Provided that Executive remains in compliance with the terms of this Separation Agreement, nothing in this release shall be considered a waiver or release of Executive’s right to the payments provided for in this Separation Agreement. Nothing herein shall be considered a waiver or release of Executive’s right to enforce the provisions of this Separation Agreement.

If any provision of this Separation Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible. Further, if a court should determine that any portion of this Separation Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable.

13. Executive agrees that the terms of this Separation Agreement are and shall remain strictly confidential and shall not be disclosed to any third party, other than to Executive’s attorney or other advisors, or Executive’s spouse for purposes of considering whether to sign this Separation Agreement; provided that Executive discloses to such persons the existence of this confidentiality provision and such persons agree to maintain the confidentiality thereof, and provided further that Executive shall be fully responsible for any breach by any such person of this confidentiality provision. In the event any third party inquires about Executive’s employment or separation from employment with the Company, Executive agrees to respond that Executive was treated fairly by the Company, its affiliates and subsidiaries.

14. This Separation Agreement is not intended, and shall not be construed, as an admission that the Company has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against Executive.

15. By signing this Separation Agreement, and initialing each of the following statements, Executive expressly acknowledges and agrees that:

•	Executive has read and fully understands the terms of this Separation Agreement; [ ]

•	Executive acknowledges and agrees that the payments, benefits and/or other things of value provided pursuant to this Separation Agreement: (i) are in full discharge of any and all liabilities and obligations of the Company to Executive, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the Company and/or any alleged understanding or arrangement between Executive and the Company; and (ii) exceed any payment, benefit, or other thing of value to which Executive might otherwise be entitled under any policy, plan or procedure of the Company and/or any agreement between Executive and the Company; [ ]

•	Executive understands that (i) this Separation Agreement sets forth the entire agreement between us, and fully supersedes any prior agreements or understandings between the parties and (ii) this Separation Agreement and the attached Updated Release constitute a release by Executive of all claims, known and unknown, which relate to Executive’s employment or separation from employment; [        ]

• The Company advised Executive to consult an attorney prior to signing this Separation Agreement and the attached Updated Release; [        ]

• Executive has had adequate opportunity to request, and has received, all information Executive needs to understand this Separation Agreement and has been offered at least forty-five (45) days to consider the terms of this Separation Agreement and the information attached at Annex B which is provided pursuant to the Older Workers Benefit Protection Act, and Executive agrees that any modifications, material or otherwise, made to this Separation Agreement shall not restart or affect in any manner the original forty-five (45) calendar day consideration period; and [        ]

• Executive has knowingly and voluntarily entered this Separation Agreement, without any duress, coercion or undue influence by anyone. [        ]

16. Executive represents and warrants that as of the date hereof Executive has not filed any complaints, charges, or claims for relief against the Company, any of its past or present officers, directors, employees, consultants or agents arising out of any acts or omissions they allegedly may have committed in connection with this Separation Agreement, Executive’s employment or the termination of such employment with any local, state or federal court or administrative agency and has not authorized any other person or entity to assert such a claim on Executive’s behalf. Other than for claims arising under the ADEA, Executive also agrees, to the fullest extent permitted by law, not to commence, encourage, facilitate or participate in any action or proceeding for damages, reinstatement, injunctive or any other type of relief, in any state, federal or local court or before any administrative agency, relating to this Separation Agreement or the attached Updated Release, the enforceability of any provision thereof or Executive’s employment with the Company or the termination thereof.

17. Any controversy or claim arising out of or relating to this Separation Agreement or the breach of this Separation Agreement that cannot be resolved by Executive and the Company, including any dispute as to the calculation of any payments hereunder, and the terms of this Separation Agreement, shall be determined by a single arbitrator in Chicago, Illinois, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The decision of the arbitrator shall be final and binding and may be entered in any court of competent jurisdiction. The arbitrator may award the party he determines has prevailed in the arbitration any legal fees and other fees and expenses that may be incurred in respect of enforcing its respective rights under this Separation Agreement. This Separation Agreement shall be interpreted in accordance with the laws of the State of Illinois.

18. Executive agrees that, if the Company is required to take any legal action to enforce Executive’s obligations under this Separation Agreement for any reason, except any claim arising under the ADEA, executive shall be responsible for all costs incurred by the Company to enforce Executive’s obligations thereunder including, without limitation, reasonable attorneys fee and expenses.

19. All notices or communications under this Separation Agreement must be in writing, addressed; (i) if to the Company, to the attention of the Senior Vice President, Human Resources, 77 W. Wacker Drive Chicago, IL 60601-1696 and (ii) if to Executive, at Executive’s last known address (or to any other addresses as either party may designate in a notice duly delivered as described in this paragraph). Any notice or communication shall be delivered by fax (with proof of transmission), by hand or by courier (with proof of delivery). Notices and communications may also be sent by certified or registered mail, return receipt requested, postage prepaid, addressed as above and the third business day after the actual date of mailing shall constitute the time at which notice was given.

20. This Separation Agreement will become effective on the eighth day after Executive signs it. During the seven (7) days after Executive signs this Separation Agreement, Executive may revoke it by giving written notice to R.R. Donnelley & Sons Company, to the attention of the Senior Vice President, Human Resources, 77 W. Wacker Drive Chicago, IL 60601-1696, in which event this Separation Agreement will not go into effect. If the last day of the revocation period is a Saturday, Sunday or legal holiday in the State of Illinois, then the revocation period shall not expire until the next business day.

AGREED AND ACCEPTED:

/s/ John C. Campanelli

Name:	John C. Campanelli

R.R. DONNELLEY & SONS COMPANY

By:	/s/ Andrew B. Penega

Name:	Andrew B. Panega
Title:	SVP Human Resources

Annex A

UPDATED RELEASE

In consideration of the receipt of the payments and benefits described in the Separation Agreement dated                         , 2004 (the “Separation Agreement”), Executive knowingly and voluntarily releases and forever discharges R.R. Donnelley & Sons Company, its affiliates, subsidiaries, divisions, successors and assigns (the “Company”) and the current and former shareholders, employees, officers, directors, consultants, representatives and agents thereof, of and from any and all claims, liabilities, demands or causes of action, known and unknown, that Executive has, ever had or could have had as of the date hereof arising out of or in any way connected with or related to Executive’s employment by the Company or the termination of Executive’s employment (this “Release”). This total and unlimited release includes, but is not limited to, any claims based on any local, state or federal statute, or other regulations or laws (including common law):

•	Relating to bias based on Executive’s age, sex, religion, religious creed, citizenship, color, race, ancestry, national origin, veteran, familial or marital status, sexual orientation or preference, genetic predisposition or carrier status, physical or mental disability or past or present history of the same or any other form of discrimination, harassment or retaliation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”)), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Illinois Human Rights Act, the Illinois Equal Pay laws, the Cook County Human Rights Ordinance, and the Chicago Human Rights Ordinance;

•	Relating to the Worker Adjustment and Retraining Notification Act (“WARN”);
•	Any claim under the Family and Medical Leave Act;

•	For wrongful discharge, harassment or retaliation;

•	Relating to any implied or express contract (whether oral or written);

•	For intentional or negligent infliction of emotional harm, defamation or any other tort;

•	For fraud or conversion;

•	In connection with continuation of sponsored health benefits; and

For costs, fees or other expenses including attorneys’ fees and disbursements.

The Separation Agreement does not waive or otherwise impair any rights that Executive may have under the terms of any health or welfare plan maintained by the Company or any vested rights under any tax-qualified retirement plan. Executive’s severance benefits will be limited to those described in the Separation Agreement, and except as otherwise provided herein, Executive’s participation in any Company-sponsored employee benefit plan shall cease as of the Final Separation Date.

Provided that Executive remains in compliance with the terms of the Separation Agreement, nothing in this release shall be considered a waiver or release of Executive’s

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right to the payments provided for in the Separation Agreement. Nothing herein shall be considered a waiver or release of Executive’s right to enforce the provisions of the Separation Agreement.

Executive represents and agrees that as of the date hereof Executive is in compliance with, not aware of any material violations of, and will comply with any continuing obligations under all Company policies and covenants provided in the Separation Agreement, including, but not limited to those provided in paragraphs 6, 7, 11, 13, and 16.

Executive represents and warrants that as of the date hereof Executive has not filed any complaints, charges, or claims for relief against the Company, any of its past or present officers, directors, employees, consultants or agents arising out of any acts or omissions they allegedly may have committed in connection with the Separation Agreement, Executive’s employment or the termination of such employment with any local, state or federal court or administrative agency and has not authorized any other person or entity to assert such a claim on Executive’s behalf.

Executive has had an adequate opportunity to request, and has received, all information Executive needs to understand this Updated Release and has been offered at least forty-five (45) days to consider the terms of this Updated Release and the information attached at Annex B which is provided pursuant to the Older Workers Benefit Protection Act, and Executive agrees that any modifications, material or otherwise, made to the Separation Agreement shall not restart or affect in any manner the original forty-five (45) calendar day consideration period.

Executive has knowingly and voluntarily executed this Updated Release without any duress, coercion or undue influence by anyone.

This Updated Release will become effective on the eighth day after Executive signs it. During the seven (7) days after Executive signs this Updated Release, Executive may revoke it by giving written notice to R.R. Donnelley & Sons Company, to the attention of the Senior Vice President, Human Resources, 77 W. Wacker Drive Chicago, IL 60601-1696, in which event neither this Updated Release nor the obligation to provide any unpaid payments or benefits provided under the Separation Agreement shall go into effect. If the last day of the revocation period is a Saturday, Sunday or legal holiday in the State of Illinois, then the revocation period shall not expire until the next business day.

If any provision of this Updated Release is held to be illegal, void, or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible.

Dated:

John C. Campanelli

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March 1, 2004

Annex B

DISCLOSURE INFORMATION PROVIDED

PURSUANT TO THE OLDER WORKERS BENEFIT PROTECTION ACT

Time Limitations and Eligibility Factors

In connection with the combination of R.R. Donnelley & Sons Company (“RRD”), and Moore-Wallace, Inc., (“MW”) the employment of certain employees will be terminated. All employees of both RRD and MW occupying positions between the level of Vice President and divisional President comprise the decisional unit. Employees selected for termination on or before March 31, 2004 in connection with the combination are being offered additional severance benefits in exchange for their signing a Separation Agreement and Updated Release.

Employees who have been selected for termination and who desire to receive the additional severance benefits have at least forty-five (45) days from the date of receipt of this disclosure information and the attached Separation Agreement and Updated Release to sign the Separation Agreement and the Updated Release. They may receive the additional severance benefits by signing the Separation Agreement, and also by signing the Updated Release no earlier than their last day of employment and returning both documents to R.R. Donnelley & Sons Company, to the attention of the Senior Vice President, Human Resources, 77 W. Wacker Drive Chicago, IL 60601-1696. The Separation Agreement, and the Updated Release shall each become effective on the eighth (8th) day following their being signed (respectively, the Separation Agreement Effective Date, and the Updated Release Effective Date).

Employees may, at any time prior to the Separation Agreement Effective Date or the Updated Release Effective Date, revoke the Separation Agreement or the Updated Release by giving notice in writing of such revocation to the Senior Vice President, Human Resources, at the address above, by the seventh (7th) day after they sign each document, except that if the seventh (7th) day following the date the employee signs either document falls on a Saturday, Sunday or legal holiday, then the last day of the revocation period shall be the next business day, and the applicable effective date shall be the following day.

In accordance with law, RRD is disclosing to you the job titles and dates of birth of the employees selected and not selected for termination in this program.

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